UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Seanergy Maritime Holdings Corp.
(Exact Name of Registrant as Specified in Its Charter)
Republic of the Marshall Islands	N/A
(State of Incorporation or Organization)	(IRS Employer Identification No.)

154 Vouliagmenis Avenue 166 74 Glyfada Athens, Greece
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Stock Purchase Rights	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

EXPLANATORY NOTE

This Form 8-A12B/A is being filed by Seanergy Maritime Holdings Corp. (the “Company”) to amend and supplement the original Form 8-A12B filed by the Company with the Securities and Exchange Commission on July 2, 2021, as amended by Amendment No. 1 to Form 8-A12B filed with the SEC on December 14, 2023 (the “Amended Form 8-A”).

Item 1.       Description of Registrants’ Securities to be Registered.

This description amends the Amended Form 8-A relating to the preferred stock purchase rights (the “Rights”) issued pursuant to the Shareholders Rights Agreement dated as of July 2, 2021, as amended by the Amended and Restated Shareholders Rights Agreement, dated as of December 13, 2023 (the “Amended Rights Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, as rights agent.

On March 30, 2026, a special independent committee of the Company’s board of directors approved an Amendment No. 1 to the Amended and Restated Shareholders Rights Agreement (the “Rights Agreement”) which, among other things, amends the Amended Rights Agreement to extend the expiration date of the Rights to March 31, 2029. In addition, the agreement was amended such that a person shall not become an Acquiring Person upon becoming the beneficial owner of additional common shares if this does not have the effect of increasing the aggregate voting power of all securities of ours beneficially owned by such person.

The foregoing description of the Rights Agreement and the Rights does not purport to be complete and is qualified in its entirety by reference to Exhibits 3.1, 4.1 and 4.2.

Item 2.  Exhibits.

3.1
Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock of Seanergy Maritime Holdings Corp. (incorporated by reference to Exhibit 3.1 to the Report on Form 6-K filed by the Company with the Securities and Exchange Commission on July 2, 2021).

4.1
Amended and Restated Shareholders Rights Agreement, dated as of December 13, 2023, by and between Seanergy Maritime Holdings Corp. and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Report on Form 6-K filed by the Company with the Securities and Exchange Commission on December 14, 2023).

4.2
Amendment No. 1 to Amended and Restated Shareholders Rights Agreement, dated as of March 30, 2026, by and between Seanergy Maritime Holdings Corp. and Continental Stock Transfer & Trust Company, as Rights Agent.*

* Filed herewith

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated:   March 31, 2026

SEANERGY MARITIME HOLDINGS CORP.

By:	/s/ Stamatios Tsantanis
Name:	Stamatios Tsantanis
Title:	Chief Executive Officer